PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 23, 1999)

                                      $500,000,000                   [GATX Logo]

                            GATX Capital Corporation
                          MEDIUM-TERM NOTES, SERIES F
                            ------------------------

GATX CAPITAL CORPORATION MAY OFFER FROM TIME TO TIME UP TO $500,000,000 OF ITS MEDIUM-TERM NOTES, SUBJECT TO REDUCTION AS A RESULT OF THE SALE OF OTHER DEBT SECURITIES COVERED BY THE ACCOMPANYING PROSPECTUS. THE SPECIFIC TERMS OF ANY NOTES OFFERED WILL BE INCLUDED IN A PRICING SUPPLEMENT. UNLESS THE PRICING SUPPLEMENT PROVIDES OTHERWISE, THE NOTES OFFERED WILL HAVE THE FOLLOWING GENERAL
TERMS:

-  THE NOTES WILL MATURE IN 9 MONTHS TO 30 YEARS FROM THE DATE OF ISSUE.

- THE NOTES WILL BEAR INTEREST AT EITHER A FIXED OR FLOATING RATE. FLOATING RATE INTEREST WILL BE BASED ON:

    -  CD RATE

    -  CMT RATE

    -  COMMERCIAL PAPER RATE

    -  EURIBOR

    -  FEDERAL FUNDS RATE

    -  LIBOR

    -  PRIME RATE

    -  TREASURY RATE

    -  A BASIS OR FORMULA SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT
- FIXED RATE INTEREST WILL BE PAID ON APRIL 1 AND OCTOBER 1 OF EACH YEAR, OR AS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT.
- FLOATING RATE INTEREST WILL BE PAID ON THE DATES SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT.
-  THE NOTES WILL BE IN CERTIFICATED OR BOOK-ENTRY FORM.
- THE NOTES MAY BE SUBJECT TO REDEMPTION OR REPAYMENT AT OUR OPTION OR THE OPTION OF THE HOLDER.
- THE NOTES WILL BE DENOMINATED IN U.S. DOLLARS AND WILL HAVE MINIMUM DENOMINATIONS OF $100,000 INCREASED IN MULTIPLES OF $1,000 OR OTHER SPECIFIED DENOMINATIONS AND MULTIPLES AS SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT.

                            ------------------------

                         PRICE TO             AGENT'S                   PROCEEDS TO
                          PUBLIC            COMMISSIONS                   COMPANY
                         --------           -----------                 -----------
Per Note.............      100%            .125% - .750%             99.875% - 99.250%
Total................  $500,000,000    $625,000 - $3,750,000    $499,375,000 - $496,250,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The agents listed below will solicit offers to purchase the notes as agents for GATX Capital Corporation. The agents have agreed to use their reasonable efforts to sell the notes. The notes may also be sold to the agents, as principals, for resale to investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale to be determined by the agents.
                            ------------------------

MORGAN STANLEY DEAN WITTER

              SALOMON SMITH BARNEY
                             CHASE SECURITIES INC.
                                          WARBURG DILLON READ

October 1, 1999

                               TABLE OF CONTENTS

                                        PAGE
PROSPECTUS SUPPLEMENT
Use of Proceeds......................    S-1
Ratio of Earnings to Fixed
  Charges............................    S-1
Description of Notes.................    S-1
United States Federal Taxation.......   S-19
Plan of Distribution.................   S-23
Legal Opinions.......................   S-24
                                        PAGE
PROSPECTUS
About This Prospectus................      2
Where You Can Find More
  Information........................      2
Information Incorporated By
  Reference..........................      3
Disclosure Regarding Forward-Looking
  Statements.........................      3
The Company..........................      3
Recent Developments..................      4
Risk Factors.........................      5
Use of Proceeds......................      5
Ratio of Earnings to Fixed Charges...      5
Description of Debt Securities.......      5
Plan of Distribution.................     10
Legal Opinions.......................     11
Experts..............................     11

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND THEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GATX CAPITAL OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GATX CAPITAL SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any accompanying pricing supplement. We have not authorized anyone to provide you with different information or to made any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

     Unless the context indicates otherwise, the words "GATX Capital," "we," "our," "ours" and "us" refer to GATX Capital Corporation.

     PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED IN THIS PROSPECTUS SUPPLEMENT, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. THESE TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     This prospectus supplement contains or incorporates by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about GATX Capital's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or the prospectus supplement containing such forward-looking statements. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus, or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable pricing supplement, we will add the net proceeds from the sale of the notes to our general funds, and they will be available for general corporate purposes, including the repayment of indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We compute the ratio of earnings to fixed charges by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. This ratio includes our earnings and fixed charges as well as those of all of our consolidated subsidiaries. Fixed charges consist of interest and debt expense and the portion of rentals for real and personal properties in an amount we deem to be representative of the interest factor.

                                              SIX MONTHS
                                                 ENDED
                                               JUNE 30,         YEAR ENDED DECEMBER 31,
                                              -----------   --------------------------------
                                              1999   1998   1998   1997   1996   1995   1994
                                              ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..........  2.08x  2.40x  2.01x  2.17x  1.83x  1.88x  1.85x

                              DESCRIPTION OF NOTES

     The terms and conditions in this prospectus supplement will apply to each note unless otherwise specified in the applicable pricing supplement and in the note. It is important for you to consider the information contained in this prospectus supplement and the pricing supplement in making your investment decision.

     This section describes some technical concepts, and we occasionally use defined terms. You will find an alphabetized glossary beginning on page S-3 of this prospectus supplement that defines all of the capitalized terms used in this section that are not defined in this section.

GENERAL TERMS OF THE NOTES

  INDENTURE

     We will issue the notes under an Indenture dated as of July 31, 1989, as supplemented and amended by Supplemental Indentures dated as of December 18, 1991, January 2, 1996 and October 14, 1997 (together, the "Indenture") between us and The Chase Manhattan Bank, as Trustee. The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the notes that we may incur and we may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes under the Indenture in addition to the $500,000,000 aggregate initial offering price of the notes offered in this prospectus supplement. The statements in this prospectus supplement concerning the notes and the Indenture are not complete and you should refer to the provisions in the Indenture which are controlling. Whenever we refer to provisions of the Indenture or defined terms in the Indenture, these provisions and defined terms are incorporated in this prospectus supplement by reference as a part of the statements we are making, and these statements are qualified in their entirety by these references.

  RANKING

     The notes will constitute unsecured and unsubordinated indebtedness of GATX Capital and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of GATX Capital (other than obligations preferred by mandatory provisions of law).

  MATURITY

     We will offer notes from time to time and they will mature on any day nine months to thirty years from the Issue Date (as defined below), as selected by you and agreed to by us.

  INTEREST

     Each note will bear interest from the Issue Date at either:

      --   a fixed rate ("Fixed Rate Notes"), which may be zero in the case of a note issued at an Issue Price (as defined below) representing a substantial discount from the principal amount payable upon the Maturity Date (as defined in the "Glossary") (a "Zero-Coupon Note"), or

      -- a floating rate or rates determined by reference to one or more Base Rates (as defined below), which may be adjusted by a Spread (as defined below) ("Floating Rate Notes").

Interest rates offered by us with respect to the notes may differ depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction.

  BOOK ENTRY, DELIVERY AND FORM OF THE NOTES

     We will issue each note in fully registered form without coupons and each note will be represented by a global note registered in the name of a nominee of the depositary. Except as set forth in this prospectus supplement or in a pricing supplement, notes will be issuable only in global form. See "Description of Notes--Book-Entry; Delivery and Form." All notes issued on the same day and having the same terms, including, but not limited to, the same:

      --   designation,

      --   Interest Payment Dates,

      --   rate of interest,

      --   Maturity Date, and

      --   redemption or repayment provisions,

may be represented by a single note. Your beneficial interest in a note will be shown on, and transfers of the note will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on, notes represented by a global note will be made by us or our paying agent to the depositary or its nominee. Unless otherwise specified in the applicable pricing supplement, DTC will be the depositary. See "Description of Notes--Book-Entry; Delivery and Form."

  DENOMINATIONS

     Unless otherwise specified in the applicable pricing supplement, the authorized denominations of the notes will be $100,000 or any amount in excess of $100,000 which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with such transaction.

  REDEMPTION

     The notes may be redeemed by us, or repaid at your option, prior to their Maturity Date at the price or prices and on or after the date or dates specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. See "Description of Notes--Redemption and Repayment."

  PRICING SUPPLEMENT

     Unless otherwise specified in this prospectus supplement or the accompanying prospectus, the pricing supplement relating to each note or notes will describe the following terms:

      -- whether the note is a Fixed Rate Note, a Floating Rate Note or a Zero-Coupon Note or other Original Issue Discount Note (as such term is defined in "Description of Notes--Original Issue Discount Notes");

      -- the price at which the note will be issued to the public (the "Issue Price");

      -- the date on which the note will be issued to the public (the "Issue Date");

      --   the Maturity Date of the note;

      -- if the note is a Fixed Rate Note, the rate per annum at which the note will bear interest, if any (the "Interest Rate");

      -- if the note is a Floating Rate Note, the Base Rate or Rates, the Initial Interest Rate or formula for determining the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread, if any (all as defined in this prospectus supplement or in a pricing supplement), and any other terms relating to the method of calculating the Interest Rate for the note;

      -- whether the interest rate on such note may be reset upon the occurrence of certain events or at our option;

      -- whether the note may be redeemed at our option, or repaid at your option, prior to its Maturity Date, and if so, the terms of the redemption or repayment;

      -- special United States Federal income tax consequences of the purchase, ownership and disposition of the notes, if any; and

      -- any other terms of the note that do not conflict with the provisions of the Indenture.

  GLOSSARY

     You should refer to the Indenture and the form of notes filed as exhibits to the registration statement to which the accompanying prospectus relates for the full definition of terms used in this prospectus supplement, and those capitalized terms which are undefined in this prospectus supplement. We have set forth below a number of definitions of terms used in this prospectus supplement with respect to the notes.

     "Business Day" with respect to any note means, unless otherwise specified in the applicable pricing supplement, any day, other than a Saturday or Sunday, that meets each of the following applicable requirements:

     such day is:

      -- not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York,

      -- with respect to London Inter Bank Offer Rate Notes ("LIBOR Notes"), is also a London Banking Day.

     "Interest Payment Date" with respect to any note means a date, other than at Maturity, on which, under the terms of such Note, regularly scheduled interest shall be payable.

     "London Banking Day" means any day on which dealings in deposits in the Indexed Currency are transacted in the London interbank market.

     "Maturity Date" with respect to any note means the date on which the note will mature, as specified on the note, and "Maturity" means the date on which the principal of a note becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at its Maturity Date or by declaration of acceleration, call for redemption at our option, repayment at your option, or otherwise.

     "Regular Record Date" with respect to:

      -- any Interest Payment Date for Fixed Rate Notes means, unless otherwise specified in the applicable pricing supplement, whether or not a Business Day, the fifteenth day of the calendar month preceding the Interest Payment Date; and

      -- any Interest Payment Date for notes other than Fixed Rate Notes means, unless otherwise specified in the applicable pricing supplement, the date, whether or not a Business Day, 15 calendar days prior to the Interest Payment Date.

     "Target Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

BOOK-ENTRY; DELIVERY AND FORM

  GLOBAL NOTES

     Upon issue, all Fixed Rate Notes having the same Issue Date, interest rate, if any, Maturity Date and other terms, if any, will be represented by one or more fully registered global notes (the "Global Notes") and all Floating Rate Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Period, Interest Payment Dates, Index Maturity, Spread, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, Maturity Date and other terms, if any, will be represented by one or more Global Notes. Each Global Note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee.

  THE DEPOSITARY

     The Depository Trust Company ("DTC") will be the initial depositary with respect to the notes. DTC has advised us and the agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

     DTC's participants include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the SEC.

  OWNERSHIP OF GLOBAL NOTES

     When we issue the notes represented by a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the notes represented by the Global Note beneficially owned by such participants. The accounts to be credited will be designated by the agents of those notes, or by us, if the notes are offered and sold directly by us. Ownership of beneficial interests in a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in notes represented by a Global Note or Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants. The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a Global Note.

     So long as the depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the depositary or its nominee, will be considered the sole owner or holder of the notes represented by a Global Note for all purposes under the Indenture. Except as provided below, you, as the owner of beneficial interests in notes represented by a Global Note or Global Notes (a) will not be entitled to register the notes represented by a Global Note registered in your name, (b) will not receive or be entitled to receive physical delivery of notes in definitive form and (c) will not be considered the owners or holders of the notes under the Indenture.

     Accordingly, you must rely on the procedures of the depositary or on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the Indenture or a Global Note. We understand that under existing policy of the depositary and industry practices, if (a) we request any action of holders, or (b) you desire to give notice or take action which a holder is entitled under the Indenture or a Global Note, the depositary would authorize the participants holding the beneficial interests to give the notice or take the action.

     If you are a beneficial owner that is not a participant, you must rely on the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to give notice or take action.

     To facilitate subsequent transfers, all Global Notes deposited by participants with the depositary are registered in the name of the depositary's partnership nominee, Cede & Co. The deposit of Global Notes with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the book-entry notes; the depositary's records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes within an issue are being redeemed, the depositary's current practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     Neither the depositary nor Cede & Co. will consent or vote with respect to book-entry notes. Under its usual procedures, the depositary will mail an "Omnibus Proxy" to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     A beneficial owner shall give notice to elect to have its book-entry notes purchased or tendered, through its participant, to the Paying Agent, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant's interest in the book-entry notes, on the depositary's records, to the Paying Agent. The requirement for physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by a direct participant on the depositary's records.

     Neither we, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  PAYMENTS

     We will make payments of principal of, premium, if any, and interest, if any, on, the notes represented by a Global Note through the Trustee to the depositary or its nominee, as the registered owner of a Global Note. Neither we, the Trustee, any Paying Agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in such Global Note. We also expect that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants.

  CERTIFICATED NOTES

     If DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days, we will issue certificated notes in exchange for all the Global Notes. Also, we may at any time and in our sole discretion determine not to have the notes represented by the Global Note and, in such event, will issue certificated notes in exchange for all the Global Notes. In either instance, you, as an owner of a beneficial interest in a Global Note, will be entitled to have certificated notes equal in principal amount to such beneficial interest registered in your name and will be entitled to physical delivery of the certificated notes. The certificated notes will be registered in the name or names as the depositary shall instruct the Trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in such Global Notes. These certificated notes will be issued in denominations of $100,000 or any amount in excess of $100,000 which is an integral multiple of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

  YEAR 2000

     DTC has advised us that the management of DTC is aware that some computer applications and systems for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that those Systems relating to the timely payment of distributions to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Also, DTC's plan includes a testing phase, which, DTC has advised the Industry, is expected to be completed within appropriate time frames.

     However, DTC's ability to properly perform its services is also dependent upon other parties, including issuers and their agents, as well as DTC's participants and indirect participants and third party vendors from whom DTC licenses software and hardware, on whom DTC relies for information services, including telecommunication and electrical utility service providers. DTC has informed the Industry that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of being "Year 2000" compliant, and determine the extent of their efforts for "Year 2000" remediation and, as appropriate, testing of their services. In addition, DTC is developing contingency plans as it deems appropriate. According to DTC, this information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The preceding information concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

  PAYING AGENT

     Until we repay the notes or provide for their repayment, we will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described in this prospectus supplement and the accompanying prospectus. We have initially appointed Chase Manhattan Bank and Trust Company, National Association as Paying Agent under the Indenture. We will notify you of any change in the Paying Agent or its address.

INTEREST AND PAYMENTS OF PRINCIPAL AND INTEREST

  GENERAL

     The Interest Payment Dates for Fixed Rate Notes are described below under "Fixed Rate Notes," and the Interest Payment Dates for Floating Rate Notes are indicated in the applicable pricing supplement.

FIXED RATE NOTES

  INTEREST PERIODS

     Each Fixed Rate Note will bear interest, if any, from and including its Issue Date at the rate per annum set forth on the note and in the applicable pricing supplement until we pay or make available for payment the principal amount of the note in full, except as described below under "Description of Notes--Subsequent Interest Periods" and "Description of Notes--Extension of Maturity."

     When we pay interest on a Fixed Rate Note, we will include accrued interest from and including the Issue Date or from and including the last day for which interest has been paid (or provided for), to, but excluding, the Interest Payment Date or date of Maturity.

  PAYMENT DATES

     Unless otherwise specified in the applicable pricing supplement, we will pay interest on each Fixed Rate Note (other than a Zero-Coupon Note) semiannually each April 1 and October 1 and at Maturity (or on the date of redemption, if a Fixed Rate Note is redeemed at our option or the option of a holder). The "Record Date" with respect to any Interest Payment Date for a Fixed Rate Note shall be the March 15 or September 15 preceding such Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement.

     Any payment of principal or interest required to be made on a Fixed Rate Note on a day which is not a Business Day does not have to be made on that day, but may be made on the next succeeding Business Day, and no additional interest will accrue as a result of the delayed payment. Unless otherwise specified in the applicable pricing supplement, any interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  INTEREST RATES

     We may change the interest rates that we offer on Fixed Rate Notes without notice from time to time, but no change will affect any Fixed Rate Notes already issued or for which we have accepted an offer to purchase.

FLOATING RATE NOTES

     Each floating rate note will mature on the date specified in the applicable pricing supplement.

     Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

      --  the CD rate,

      --  the commercial paper rate,

      --  EURIBOR,

      --  the federal funds rate,

      --  LIBOR,

      --  the prime rate,

      --  the Treasury rate,

      --  the CMT rate, or

      -- any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

     Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

      --  the specified base rate based on the index maturity,

      --  plus or minus the spread, if any, and/or

      --  multiplied by the spread multiplier, if any.

     For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

     Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

      -- a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

      -- a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

     In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

      -- for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

      -- for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, defined as the day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open, prior to the interest reset date;

      -- for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

      -- for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

     The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

     The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

     In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

     How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

     The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

     For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

      -- by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

      --   by 365, in the case of LIBOR notes denominated in pounds sterling; or

      -- by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

     All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward.

     When Interest Is Paid. GATX Capital will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than

15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     If a Payment Date is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

BASE RATES

  CD RATE NOTES

     CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD rate cannot be determined as described above:

      -- If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

      --   If the above rate is not yet published in either H.15(519) or the
           H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

      -- If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

  COMMERCIAL PAPER RATE NOTES

     Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper--Nonfinancial."

     The following procedures will be followed if the commercial paper rate cannot be determined as described above:

      -- If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

      -- If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

      -- If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The "money market yield" will be a yield calculated in accordance with the following formula:

                            D x 360
Money Market Yield   =   -------------    x  100
                         360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  EURIBOR NOTES

     EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "EURIBOR" means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI--The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

     The following procedures will be followed if the rate cannot be determined as described above:

      -- If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

      -- If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

      -- If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

  FEDERAL FUNDS RATE NOTES

     Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

     The following procedures will be followed if the federal funds rate cannot be determined as described above:

      -- If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

      -- If that rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

      -- If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

  LIBOR NOTES

     LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The calculation agent will determine "LIBOR" for each interest determination date as follows:

      --   As of the interest determination date, LIBOR will be either:

         -- if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

         -- if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

      -- If (1) fewer than two offered rates appear and "LIBOR Reuters" is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) "LIBOR Telerate" or (y) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

      -- If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

      -- If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

     If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

  PRIME RATE NOTES

     Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the prime rate cannot be determined as described above:

      -- If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

      -- If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

      -- If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

      -- If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

  TREASURY RATE NOTES

     Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "Treasury rate" means:

      -- the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57," or

      -- if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

      -- if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

      -- in the event that the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

      -- if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

      -- if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

      -- if the dealers selected by the calculation agent are not quoting as mentioned in the sixth bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                  D X N
                              -------------
  Bond Equivalent Yield  =
                              360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CMT RATE NOTES

     CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "--Treasury Constant Maturities--Federal Reserve Board Release H.15--Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

          (1) the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

          (2) the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

     The following procedures will be followed if the CMT rate cannot be determined as described above:

      -- If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

      -- If the rate described in the immediately preceding sentence is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

      -- If the information described in the immediately preceding sentence is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

      -- If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

      -- If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

      -- If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the

CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

ZERO COUPON NOTES

     Zero Coupon Notes will be offered at a substantial discount from their principal amount at maturity. There will be no periodic payments of interest. The calculation of the accrual of original issue discount (as defined below), in the period during which a Zero Coupon Note remains outstanding, will be on a semi-annual bond equivalent basis using a year composed of twelve 30-day months. Upon maturity, original issue discount will cease to accrue on a Zero Coupon Note. See "Certain United States Federal Income Tax Consequences."

     LIMITATION OF CLAIMS IN BANKRUPTCY. If a bankruptcy case is commenced in respect of us, the claim of the holder of a Zero Coupon Note may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of the Zero Coupon Note plus that portion of the original issue discount that is amortized from the date of issue to the commencement of the case.

REDEMPTION AND REPAYMENT

     Unless otherwise provided in the applicable pricing supplement, the notes will not have a sinking fund. Redemption dates, if any, and whether such redemption is at our option or the option of a holder, will be fixed at the time of sale and set forth in the applicable pricing supplement and the applicable note. If no Redemption Date is indicated with respect to a note, such note will not be subject to a call for redemption.

     If applicable, the pricing supplement relating to each note will indicate that:

          (a) unless otherwise specified in the pricing supplement, the note will be redeemable at our option or repayable at your option at a price equal to 100% of the principal amount of the note, together with accrued interest to the date of redemption or repayment, unless the note was issued with original issue discount, in which case the pricing supplement will specify the amount payable upon redemption or repayment, and

          (b) the note will be redeemable at our option or repayable at your option on a date or dates specified prior to its Maturity Date.

     We may redeem any of the notes that are redeemable and remain outstanding either in whole or from time to time in part increments of $1,000 (provided that any remaining principal amount of such note shall be at least $1,000), upon 30 to 60 days' notice to the Trustee (or, in the case of a redemption at the option of a holder, at least 60 days' notice to us and the Trustee). Unless otherwise specified in the applicable pricing supplement, if less than all of the notes with like tenor and terms are to be redeemed, the Trustee will select the notes to be redeemed by the method the Trustee deems fair and appropriate.

     Unless otherwise specified in the applicable pricing supplement, in order for a note to be repaid at your option, we must receive the Global Note from the depositary with the form entitled "Option to Elect Repayment" duly completed at least 60 days prior to the repayment date. Exercise of your repayment option is irrevocable, except as otherwise provided under "Description of Notes--Subsequent Interest Periods" and "Description of Notes--Extension of Maturity."

     With respect to the notes, the depositary's nominee is the holder of the notes and therefore will be the only entity that can exercise a right to repayment. See "Description of Notes--Book-Entry; Delivery and Form." In order to ensure that the depositary's nominee will timely exercise a right to repayment with respect to your beneficial interest in a note, you, as the beneficial owner of the interest, must instruct the broker or other direct or indirect participant through which you hold a beneficial interest in the note to notify the depositary of your desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a note in order to ascertain the cut-off time by which you must give an instruction in order for timely notice to be delivered to the depositary. Conveyance of notices and other communications by the depositary to participants, by participants to indirect participants and by participants and indirect participants to you, as a beneficial owner of the notes will be governed by agreements among you and them, subject to any statutory or regulated requirements as may be in effect from time to time.

     If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repurchase.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes purchased by us may, at our discretion, be held or resold or surrendered to the Trustee for cancellation.

                         UNITED STATES FEDERAL TAXATION

GENERAL

     In the opinion of our tax counsel, the following general summary describes the principal United States Federal income tax consequences of the ownership and disposition of the notes. This summary provides general information only. It is directed solely to you, as an original holder purchasing notes at the "issue price" (as defined below). The applicable pricing supplement will discuss any special rules which apply to original holders, if any, who purchase the notes at other than "issue price." This summary assumes you will hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does not discuss all United States Federal income tax consequences that may be applicable to you. If you are a bank, insurance company, dealer in securities, a person holding notes as part of a "straddle," conversion transaction, hedging or other integrated transaction or a person who has ceased to be a United States citizen or to be taxed as a resident alien, you may be subject to special rules. In addition, the United States Federal income tax consequences of a particular note will depend, in part, on the terms of the note.

     We advise you to consult your own tax advisors with regard to the application of the United States Federal income tax laws to your particular situation and any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

     This summary is based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus supplement. You should know that the authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, and could result in United States Federal income tax consequences for you which are different from those discussed below.

     For purposes of the following discussion, "holder" means a beneficial owner of a note that is:

      -- for United States Federal income tax purposes, a citizen or resident of the United States;

      -- a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions;

      -- an estate the income of which is subject to United States Federal income taxation regardless of its source;

      -- a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

      -- any other holder whose income from the note is effectively connected with its conduct of a United States trade or business.

PAYMENTS OF INTEREST

     Interest on a note that is not an Original Issue Discount Note will generally be taxable to a holder as ordinary interest income at the time it is accrued or is received in accordance with the holder's method of accounting for tax purposes.

     All payments of interest on a note that matures one year or less from its date of issuance will be included in the stated redemption price at the maturity of the note and will be taxed in the manner described below under "Original Issue Discount Notes".

     Special rules govern the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes, as described under "Original Issue Discount Notes" below.

ORIGINAL ISSUE DISCOUNT NOTES

     The following summary is generally based upon the Treasury Regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"). Under the OID Regulations, a note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount. The "issue price" of a note is equal to the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes is sold for money. The stated redemption price at maturity of a note is generally equal to the sum of all payments to be made on the note other than "qualified stated interest" payments. With respect to a note, "qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property, other than our debt instruments, at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest.

     In addition, stated interest on Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate, will generally constitute qualified stated interest if the stated interest is unconditionally payable at least annually during the term of the note at a rate that is considered to be a single qualified floating rate or a single objective rate as described below.

     Subject to certain exceptions, a variable rate of interest is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals:

      -- the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than .65 but not more than 1.35, or

      -- an otherwise qualified floating rate (or the product described above plus or minus a fixed rate (i.e., a Spread).

If the variable rate equals the product of an otherwise qualified floating rate and a single fixed multiplier greater than 1.35, however, the rate generally constitutes an "objective rate," described more fully below.

     A variable rate may not be considered a qualified floating rate if the variable rate is subject to a Maximum Interest Rate, Minimum Interest Rate or similar restriction that is reasonably expected as of the issue date to cause the yield on the note to be significantly more or less than the expected yield determined without the restriction, unless the restriction is fixed throughout the term of the note.

     Subject to certain exceptions, an "objective rate" is defined as a rate, other than a qualified floating rate that is determined using a single fixed formula and that is based on objective financial or economic information. An objective rate does not include a rate based on information that is within our control (or the control of a related party) or that is unique to our circumstances (or a related party), such as dividends, profits, or the value of our stock. In addition, a variable rate of interest on a note will not be considered an objective rate if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term.

     If interest on a note is stated at a fixed rate for an initial period of one year or less (e.g., an Initial Interest Rate) followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. In addition, in order to be treated as qualified stated interest (rather than contingent payments, as discussed below), the qualified floating rate or objective rate in effect at a given time for a note must be set at a value of that rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for:

      --   one base rate followed by one or more base rates,

      --   a single fixed rate followed by a qualified floating rate, or

      --   a Spread Multiplier.

Prospective holders of Floating Rate Notes with any of these features should carefully examine the applicable pricing supplement and should consult a tax advisor with respect to these features since the tax consequences will depend, in part, on the terms of the note.

     Notwithstanding the general definition of original issue discount above, a note will not be considered to have been issued with an original issue discount if the amount of such original issue discount is less than a de minimis amount equal to 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity (or, in the case of a note providing for payments prior to maturity of amounts other than qualified stated interest, the weighted average maturity). Holders of notes with a de minimis amount of original issue discount will include the original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

     A holder of an Original Issue Discount Note (other than certain holders of Short-Term Original Issue Discount Notes, as defined below) will be required to include qualified stated interest in income at the time it is received or accrued in accordance with such holder's method of accounting.

     A holder of an Original Issue Discount Note that matures more than one year from its date of issuance will be required to include original issue discount in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. The amount of original issue discount includible in income is equal to the sum of the "daily portions" of the original issue discount for each day during the taxable year on which the holder held such note. The "daily portion" is the original issue discount for the "accrual period" that is allocated ratably to each day in the accrual period. Generally, the original issue discount for an accrual period is equal to the excess, if any, of the product of the "adjusted issue price" of an Original Issue Discount Note at the beginning of such accrual period and its "yield to maturity" over the amount of any qualified stated interest allocable to the accrual period. The "accrual period" is the interval (not to exceed one year) that ends no later than the date of any scheduled payment of principal or interest.

     We will specify the accrual period we intend to use in the applicable pricing supplement but a holder is not required to use the same accrual period for purposes of determining the amount of original issue discount includible in its income for a taxable year. The adjusted issue price of a note at the beginning of an accrual period is equal to the issue price of the note, increased by the aggregate amount of original issue discount with respect to the note that accrued in prior accrual periods and was previously includible in the income of a holder, and reduced by the amount of any payment on the note in prior accrual periods of amounts other than a payment of qualified stated interest. Under these rules, holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the OID Regulations, a holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a note in accordance with a constant yield method based on the compounding of interest. Special rules apply to such elections and holders considering such an election should consult their own tax advisor.

     The OID Regulations contain aggregation rules stating that, in certain circumstances, if more than one type of note is issued as part of the same issuance of securities to a single holder, some or all of such notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the applicable pricing supplement, we do not expect to treat any of the notes as being subject to the aggregation rules for purposes of computing original issue discount.

     In general, a cash method holder of an Original Issue Discount Note that matures one year or less from its date of issuance (a "Short-Term Original Issue Discount Note") is not required to accrue original issue discount on such note for United States Federal income tax purposes unless it elects to do so. Holders who make this election, holders who report income for United States Federal income tax purposes on the accrual method and other holders, including banks and dealers in securities, are required to include original issue discount (including stated interest, if any) in income on such Short-Term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to use the constant yield method (based on a daily compounding). In the case of a holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or redemption of the Short-Term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received through the date of sale, exchange or redemption. In addition, such holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry Short-Term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     We may redeem notes at our option prior to the maturity date, or we may repay notes at the option of the holder prior to the maturity date. Notes containing these features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase notes with any of these features should carefully examine the applicable pricing supplement.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of a note, a holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (excluding any amounts attributable to interest not previously included in income) and the holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note will generally be the cost of the note to the holder, increased by the amount of any original issue discount previously includible in income by the holder with respect to the note and reduced (a) by any principal payments received by the holder, (b) the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest, and (c) in the case of a holder who purchased a note for an amount exceeds the amount payable at maturity, or on the earlier call date, any amortizable bond premium used to offset qualified stated interest and bond premium allowed as deduction.

     In general, gain or loss realized on the sale, exchange or redemption of a note that is not a Floating Rate Note that provides for contingent payments will be capital gain or loss (except that in the case of a Short-Term Original Issue Discount Note, any original issue discount not previously included in the holder's taxable income will be treated as ordinary income). Prospective holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest (including original issue discount) on a note, and to payments of proceeds of the sale or redemption of a note, to non-corporate holders. GATX Capital, its agent, a broker, the relevant Trustee or any paying agent, will be required to withhold from any payment a tax equal to 31 percent of such payment if the holder fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that the holder is not subject to backup withholding, or otherwise fails to comply with applicable backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against the holder's United States Federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX

ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                             CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture and is a party to existing credit agreements with us and certain of our subsidiaries. Certain affiliates of the Trustee maintain other banking arrangements with us and our affiliates in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     We are offering the notes on a continuous basis through the agents expressly identified by name herein, each of which has agreed to use its best efforts to solicit offers. We may appoint additional agents to solicit sales of the notes. Any solicitation and sale of the notes will be on the same terms and conditions to which the agents have agreed. In addition, we may arrange for the notes to be sold through other agents, dealers or underwriters or we may sell notes directly to investors.

     Unless otherwise specified in the applicable pricing supplement, we will pay each agent a commission ranging from .125% to .750% of the initial offering price of each note sold through that agent, depending upon the Maturity Date of the note. If we sell notes directly to investors, no commission or discount will be paid unless otherwise specified in the applicable pricing supplement. We will have the right to accept offers or reject any proposed purchase in whole or in part. Each agent will have the right, in its reasonable discretion, to reject any proposed purchase in whole or in part. We can withdraw, cancel or modify the offer without notice.

     We may also sell notes to any agent as principal for its own account at a discount equal to the commission the agent would receive if it purchased the notes as agent, unless otherwise specified in the applicable pricing supplement. The agent may resell notes to investors and other purchasers at prevailing market prices as determined by the agent or, if so specified in an applicable pricing supplement, at a fixed public offering price. In addition, the agents may offer the notes they have purchased as principal to other dealers. The agents may sell notes to any dealer at a discount which will not exceed the discount we paid the agent, unless otherwise specified in the applicable pricing supplement. After the initial public offering of notes, we may change the public offering price (for those notes to be resold at a fixed public offering price), the concession and the discount.

     Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the agents for certain expenses, including but not limited to, the fees and expenses of counsel to the agents.

     The notes will not have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. The agents may make a market in the notes but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary market for the notes will develop or that any notes will be sold.

     In connection with an offering of notes, the agents may engage in transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If an agent creates a short position in the notes, that is, if the agent sells notes in an aggregate principal amount exceeding the amount set forth in the applicable pricing supplement, the agent may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of the purchases.

     NEITHER WE NOR ANY OF THE AGENTS MAKES ANY REPRESENTATION OR PREDICTION AS TO THE DIRECTION OR MAGNITUDE OF ANY EFFECT THAT THE TRANSACTIONS DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH MAY HAVE ON THE PRICE OF THE NOTES. IN ADDITION, NEITHER WE NOR ANY OF THE AGENTS MAKES ANY REPRESENTATION THAT THE AGENTS

WILL ENGAGE IN ANY TRANSACTIONS OR THAT TRANSACTIONS, ONCE COMMENCED, WILL NOT BE DISCONTINUED WITHOUT NOTICE.

     In the ordinary course of their respective businesses, certain of the agents and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with us and our affiliates. In particular, affiliates of Chase Securities Inc. participate in certain of our credit facilities and, accordingly, if any proceeds from the sale of notes are applied by us to repay amounts borrowed under such facilities, such affiliates will receive a proportionate share of repaid amounts. If the amounts to be repaid to affiliates of any member of the National Association of Securities Dealers, Inc. (the "NASD") exceed 10% of the proceeds of any offering of notes, such offering will be conducted in conformity with Rule 2710(c)(8) of the Conduct Rules of the NASD. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is also the Trustee under the Indenture.

                                 LEGAL OPINIONS

     The validity of the notes offered in this prospectus supplement will be passed upon for GATX Capital by Thomas C. Nord, Esq., Vice President and General Counsel of GATX Capital. Certain legal matters relating to the notes will be passed upon for the agents by Pillsbury Madison & Sutro LLP.

                                   PROSPECTUS

                            ------------------------

                               U.S. $500,000,000

                            ------------------------

                            GATX CAPITAL CORPORATION
                            FOUR EMBARCADERO CENTER
                            SAN FRANCISCO, CA 94111
                                 (415) 955-3200

                                DEBT SECURITIES

     We may offer to sell up to U.S. $500,000,000 of our debt securities in one or more offerings. In this prospectus, we describe generally the terms of these debt securities, which will consist of senior securities and subordinated securities. We will describe the specific terms of the debt securities that we offer in a supplement or supplements to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement and if applicable, pricing supplements, that relate to that offering.

                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 23, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     You should rely only on the information incorporated by reference or contained in this prospectus and any applicable prospectus supplement and pricing supplement, if any. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our debt securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or the applicable prospectus supplement and pricing supplement, if any, is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement and pricing supplement, if any, or of any sale of our debt securities.

     In this prospectus, "GATX Capital," "we," "us," "our" and the "Company" each refers to GATX Capital Corporation and its consolidated subsidiaries.

                             ABOUT THIS PROSPECTUS

     The prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We provide information to you about these securities in three documents that progressively provide more detail:

     1. This prospectus which contains general information that may or may not apply to each offering of securities.

     2. The applicable prospectus supplement, which will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the applicable prospectus supplement.

     3. The pricing supplement, if applicable, will provide final details about a specific offering and the terms of the offered securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

     You should read both this prospectus and any prospectus supplement or pricing supplement together with any additional information described under the heading "Where You Can Find More Information" below to learn more about the Company and the securities offered.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the debt securities that we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement of which this prospectus forms a part and the exhibits and any schedules filed with the registration statement of which this prospectus forms a part. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

     The following documents, which are on file with Commission, are incorporated by reference in and made a part of this prospectus:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; and

     (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     We also incorporate by reference any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities or otherwise terminate the offering of securities offered by this prospectus.

     We will provide without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

                              Thomas C. Nord, Esq.
                              Vice President and General Counsel
                              GATX Capital Corporation
                              Four Embarcadero Center
                              San Francisco, California 94111
                              Telephone Number: (415) 955-3200

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about GATX Capital's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Many of these risks and uncertainties will be described with particularity in the applicable prospectus supplement. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or the prospectus supplement containing such forward-looking statements. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or the applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

     We are a diversified global financial services company which provides asset-based financing for transportation, information technology and industrial equipment. Our strategy is to invest in and manage assets by combining our asset knowledge, transaction-structuring capabilities and portfolio management expertise to control assets with significant upside potential. We and our subsidiaries actively invest in a wide variety of assets. These investments are made through a variety of financing instruments, primarily leases and loans, either for our own account or through partnerships and joint ventures. We actively manage existing portfolio of investments as well as those of institutional investors, and several joint ventures and partnerships in which we participate. Key strategic partners include a cross section of domestic and international commercial banks, insurance companies and large industrial companies and manufacturers. Additionally, we arrange secured financing for others.

     GATX Corporation (GATX) owns all of our common and preferred stock through a wholly owned subsidiary. GATX founded the Company as GATX Leasing Corporation, a Delaware corporation, in 1968 to own, sell and finance equipment independent of GATX's own specialized equipment activities. Since that time, we have developed a portfolio of earning assets diversified across industries and equipment classifications. At June 30, 1999, GATX Capital's investment portfolio of approximately $2.3 billion, before reserves, consists of commercial jet aircraft (31%), railroad equipment (14%), information technology equipment (23%), marine equipment (6%), warehouse and production equipment (4%), golf courses and equipment (2%) and other equipment (20%).

     We have a financial and management interest in 125 aircraft as of June 30, 1999, and orders and options for an additional 14 aircraft. 99.9% of the aircraft portfolio (in investment dollars) is compliant with Stage 3 noise regulations. GATX Capital also has a financial and management interest in 946 locomotives and 53,947 railcars as of June 30, 1999. The utilization rate on the operating lease fleet for our locomotives and railcars as of that date is approximately 97.5% and 98%, respectively.

     We regularly purchase assets from manufacturers, including those of commercial aircraft, or others to acquire, directly or through joint ventures and partnerships in which we participate, additional equipment to complement our investment portfolio. Such purchases may be material in amount and have an effect on our financial condition, results of operations and debt service capability.

                              RECENT DEVELOPMENTS

     In 1998, we entered into a joint venture with Flightlease AG, a subsidiary of the SAirGroup, to form GATX Flightlease Management GmbH ("GFM"). SAirGroup is the parent company of Swissair and other businesses. GFM is an aircraft operating lease management company with approximately 300 aircraft in its management portfolio. This management portfolio includes aircraft wholly owned by either joint venture partner, aircraft on order and non wholly owned aircraft under management and aircraft under management for third parties.

     In 1999, GATX Third Aircraft Corporation (a wholly owned subsidiary of GATX Capital) entered into a joint venture with Flightlease Holdings (Guernsey) Limited (a wholly owned subsidiary of Flightlease AG), to form GATX Flightlease Aircraft Company Ltd. ("GFAC"). GFAC was formed as an aircraft ownership entity. On September 21, 1999, we announced that GFAC had entered into an agreement to purchase 38 Airbus Industrie aircraft with a list price in excess of $2 billion. The aircraft order includes 32 new A320 family aircraft (including 12 A318 aircraft) and six A330 family aircraft, with deliveries beginning in 2001 and continuing through 2006. The aircraft will be managed by GFM. GATX Capital has guaranteed 50% of the obligations of GFAC, on a several basis, under the purchase agreement with Airbus Industries.

                                  RISK FACTORS

     You should carefully consider the specific risks set forth under the heading "Risk Factors" in the applicable prospectus supplement before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones facing our Company. Additional risks and uncertainties not currently known to us or that we currently think are immaterial may also impact our business operations.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any, we will use the net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We compute the ratio of earnings to fixed charges by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. This ratio includes our earnings and fixed charges as well as those of all of our consolidated subsidiaries. Fixed charges consist of interest and debt expense and the portion of rentals for real and personal properties in an amount we deem to be representative of the interest factor.

                                                  SIX
                                                MONTHS
                                                 ENDED
                                               JUNE 30,         YEAR ENDED DECEMBER 31,
                                              -----------   --------------------------------
                                              1999   1998   1998   1997   1996   1995   1994
                                              ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..........  2.08x  2.40x  2.01x  2.17x  1.83x  1.88x  1.85x

                         DESCRIPTION OF DEBT SECURITIES

     We describe in this section the general terms that will apply to any debt securities that the Company may offer in the future, to which a future prospectus supplement and pricing supplement, if any, may relate. At the time that we offer debt securities, we will describe in the prospectus supplement and pricing supplement, if any, that relates to that offering (i) the specific terms of the debt securities and (ii) the extent to which the general terms described in this section apply to those debt securities.

     We expect to issue debt securities consisting of senior securities and subordinated securities. The senior securities are to be issued under an Indenture dated as of July 31, 1989, as supplemented and amended by a Supplemental Indenture dated as of December 18, 1991, by a Second Supplemental Indenture dated as of January 2, 1996 and by a Third Supplemental Indenture dated as of October 14, 1997 between the Company and The Chase Manhattan Bank, as Trustee. This indenture is included as an exhibit to the registration statement of which this prospectus forms a part. The subordinated securities are to be issued under a separate indenture. The Trustee for the indenture for the subordinated securities will be identified in the relevant prospectus supplement. In the discussion that follows, we summarize particular provisions of the indentures. Our discussion of indenture provisions is not complete. You should read the indentures for a more complete understanding of the provisions we describe.

     The aggregate principal amount of debt securities that the Company may issue under each of the indentures is unlimited. (Section 3.1)

GENERAL

     Debt securities offered by this prospectus will be limited to an aggregate initial public offering price of $500,000,000 or the equivalent amount in one or more foreign currencies or composite currencies. The indentures provide that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. The senior securities will rank equally and ratably with other senior indebtedness of the Company. The subordinated securities will be subordinated and junior in right of payment to certain indebtedness of the Company to the extent set forth in the applicable prospectus supplement.

     Each prospectus supplement and pricing supplement, if any, relating to a particular offering of debt securities will describe the specific terms of debt securities. Those specific terms will include the following:

      --   the title of the debt securities;

      --   any limit on the aggregate principal amount of the debt securities;

      -- whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

      --   the date or dates on which the debt securities will mature;

      -- the rate or rates at which the debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;

      -- the payment dates on which interest, if any, on the debt securities will be payable, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an Interest Payment Date will be paid;

      --   any mandatory or optional sinking fund or analogous provisions;

      -- each office or agency where, subject to the terms of the indenture, the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

      -- the date, if any, after which and the price or prices at which the debt securities may be redeemed, in whole or in part at the option of the Company or the holder of debt securities, or according to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

      -- the denominations in which any debt securities will be issuable, if other than denominations of $100,000;

      -- any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

      -- the portion of the principal amount of the debt securities, if other than the principal amount, payable upon acceleration of maturity;

      -- the application, if any, of either or both of the defeasance or covenant defeasance sections of the indentures to the debt securities;

      -- the person who shall be the security registrar for the debt securities, if other than the trustee, the person who shall be the initial paying agent and the person who shall be the depositary;

      -- the terms of subordination applicable to any series of subordinated securities; and

      -- any other terms of the debt securities not inconsistent with the provisions of the indentures.

Any such prospectus supplement and pricing supplement, if any, will also describe any special provisions for the payment of additional amounts with respect to the debt securities of such series.

     Except where we describe in the applicable prospectus supplement and pricing supplement, if any, the indentures do not contain any covenants specifically designed to protect holders of the debt securities against a reduction in the creditworthiness of the Company in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the debt securities.

     We may issue debt securities as original issue discount securities to be sold at a substantial discount below their stated principal amounts. We will describe in the relevant prospectus supplement and pricing supplement, if any, any special United States federal income tax considerations that may apply to debt securities issued at such an original issue discount. Special United States tax considerations applicable to any debt securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the debt securities will also be set forth in a prospectus supplement and pricing supplement, if any.

GLOBAL SECURITIES

     According to the indentures, so long as the depository's nominee is the registered owner of a global security, that nominee will be considered the sole owner of the debt securities represented by the global security for all purposes. Except as provided in the relevant prospectus supplement and pricing supplement, if any, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of the debt securities under the indentures. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the relevant prospectus supplement and pricing supplement, if any.

SUBORDINATION

     We may issue subordinated securities from time to time in one or more series under the subordinated indenture. Our subordinated securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable prospectus supplement and pricing supplement, if any.

CERTAIN COVENANTS OF THE COMPANY WITH RESPECT TO SENIOR SECURITIES

     In this section we describe the principal covenants that will apply to the senior securities unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any.

     LIMITATION ON LIENS. The senior securities are not secured by mortgage, pledge or other lien. We have covenanted that neither we nor any Restricted Subsidiary (which the indenture relating to the senior securities defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles, in the consolidated financial statements of the Company) will subject any of our property, tangible or intangible, real or personal, to any lien unless the senior securities are secured equally and ratably with other indebtedness thereby secured. The exceptions from this covenant include any liens existing on the date of the indenture relating to the senior securities, as well as certain other liens, and the extension, renewal or replacement of those liens including without limitation:

          (a) Liens on any property provided that the creditor has no recourse against the Company or any Restricted Subsidiary except recourse to such property or proceeds of any sale or lease therefrom;

          (b) Liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property;

          (c) Other liens not permitted by clauses (a) and (b) on property then owned or thereafter acquired, provided no such lien shall be incurred pursuant to clause (c) if the aggregate amount of indebtedness secured by liens incurred pursuant to clauses (b) and (c), including the lien proposed to be incurred, would exceed 30% of Net Tangible Assets (which the indenture relating to the senior securities defined as the total assets of the Company less (x) current liabilities and (y) intangible assets);

          (d)  Liens securing certain intercompany indebtedness;

          (e)  A banker's lien or right of offset;

          (f) Liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of the Company;

          (g) Liens on sublease interests held by the Company if those liens are in favor of the person granting the lease to the Company;

          (h)  Various specified governmental liens and deposits; and

          (i) Various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit.

     LIMITATION ON DIVIDENDS. In addition, we have covenanted that neither we nor any Restricted Subsidiary will pay any dividends upon any of our stock of any class or make any distribution of cash or property among our stockholders by reduction of capital or otherwise (other than in stock of the Company) or purchase or redeem any stock of any class of the Company unless the aggregate amounts of all such payments and distributions after December 31, 1988 will not exceed the sum of (i) the total of the accumulated consolidated net income of the Company and its Restricted Subsidiaries during the period after December 31, 1988, (ii) any net consideration received from the sale of stock of any class of the Company after December 31, 1988, (iii) the aggregate principal amount of any indebtedness of the Company which shall have been converted into the stock of any class of the Company and (iv) $250,000,000. This restriction does not apply to:

      -- The payment of dividends on preferred stock or any payment to purchase shares of preferred stock subject to a mandatory sinking fund, provided that such payments are included in the foregoing calculations,

      -- The redemption or retirement of any shares of our capital stock by exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of capital stock,

      -- The purchase of any shares of our capital stock pursuant to or in connection with any retirement, bonus, profit sharing, thrift, savings, stock option or compensation plan for our officers or employees, or

      -- The conversion of shares of any of our stock into shares of any other of our stock.

MERGER AND CONSOLIDATION

     Each indenture provides that the we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States of America or any U.S. state, provided that the corporation (if other than GATX Capital) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payments of the principal of (and premium, if any) and interest on the debt securities and the performance and observance of all of the covenants and conditions of such indenture to be performed or observed by the Company.

MODIFICATION AND WAIVER

     The indentures provide that we and the trustee may modify and amend the indentures with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

      -- Change the stated maturity of any installment of principal of, or interest on, any debt security or change the redemption price;

      -- Reduce the principal amount of, or interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

      -- Change the place or currency of any payment of principal or interest on any debt security;

      -- Impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

      -- Reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend each indenture; or

      -- Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to such series, waive past defaults under each indenture and waive our compliance with certain provisions of each indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     An event of default with respect to any debt security of any series is defined in each indenture as being:

      -- Default for 30 days in payment of any interest on or any additional amounts payable in respect of any debt security of that series;

      -- Default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise;

      -- Default in the performance or breach of any other covenant or warranty of the Company in respect of the debt securities of such series in each indenture which shall not have been remedied for a period of 90 days after notice;

      -- Certain events of bankruptcy, insolvency and reorganization of the Company; and any other event of default established for the debt securities of such series set forth in the applicable prospectus supplement and pricing supplement, if any.

Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any default with respect to any series of debt securities (except in payment of principal of, or interest on, the debt securities) if the trustee considers it in the interest of the holders of the debt securities of such series to do so.

     Each indenture provides also that:

      -- If an event of default due to the default in payment of principal of, or interest on, any series of debt securities, or because of our default in the performance or breach of any other covenant or warranty applicable to the debt securities of such series but not applicable to all outstanding debt securities, shall have occurred and be continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series then may declare the principal of all debt securities of such series, or such lesser amount as may be provided for in the debt securities of that series, and interest accrued thereon, to be due and payable immediately; and

      -- If the event of default resulting from default in the performance of any other of the covenants or agreements in each indenture applicable to all outstanding debt securities under such indenture and certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the trustee or the holders of 25% in principal amount of all outstanding debt securities (treated as one class) may declare the principal of all debt securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the outstanding debt securities of such series (or of all series, as the case may be).

     The holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of such series provided that such direction shall not be in conflict with any rule of law or the applicable indenture or shall not be unduly prejudicial to the holders not taking part in such direction. The Company is required to furnish to the trustee under each indenture annually a statement as to performance or fulfillment of certain of its obligations under the applicable indenture and as to any default in such performance of fulfillment.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the senior indenture trustee under the senior indenture. Certain affiliates of the trustee under the indenture relating to the senior securities has substantial banking relationships with the Company, GATX and certain other affiliates of the Company and is the trustee under the indenture relating to the senior securities with respect to other series of debt securities, under another indenture with the Company and under certain equipment trust agreements with an affiliate.

     The trustee under the indenture relating to the senior securities and the trustee under the indenture relating to the subordinated securities may from time to time make loans to the Company and perform other services for the Company in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to one or more underwriters or dealers for public offering and sale by them and to investors directly or through agents. The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement and pricing supplement, if any, will describe the method of distribution of the debt securities offered by that prospectus supplement and pricing supplement, if any.

     In connection with the sale of the debt securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the debt securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the debt securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the prospectus supplement and pricing supplement, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Each underwriter, dealer and agent participating in the distribution of any debt securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, debt securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the debt securities.

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

     Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     Our Vice-President and General Counsel, Thomas C. Nord, Esq., will pass on the validity of the debt securities offered by this prospectus. If we offer the debt securities through underwriters, dealers or agents, then Pillsbury Madison & Sutro LLP will pass on certain legal matters for the debt securities for the underwriters, dealers and agents.

                                    EXPERTS

     The consolidated financial statements of GATX Capital Corporation appearing in GATX Capital Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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